As filed with the Securities and Exchange Commission on May 15, 2013

Registration Statement No. 333-168679

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2592361
(State or other jurisdiction of incorporation)	(IRS Employer identification No.)

180 Maiden Lane, New York, New York 10038

(Address, including zip code, of principal executive offices)

American International Group, Inc. 2010 Stock Incentive Plan

(Full title of the plan)

Jeffrey A. Welikson, Esq.

Vice President, Corporate Secretary and Deputy General Counsel

180 Maiden Lane

New York, New York 10038

(212) 770-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Robert W. Reeder III, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

American International Group, Inc., a Delaware corporation (AIG), is filing with the Securities and Exchange Commission (the Commission) this Post-Effective Amendment No. 1 (this Amendment) to deregister certain securities originally registered by AIG pursuant to its Registration Statement on Form S-8 (File No. 333-168679) filed and effective August 9, 2010 (the August 2010 Registration Statement), with respect to 60,000,000 shares of AIG common stock, par value $2.50 per share (the Common Stock), registered for offer and sale pursuant to the American International Group, Inc. 2010 Stock Incentive Plan (the 2010 Plan).

On May 15, 2013, AIG’s shareholders approved the American International Group, Inc. 2013 Omnibus Incentive Plan (the 2013 Plan), which replaces the 2010 Plan for all awards of Common Stock granted on or after May 15, 2013, the effective date of the 2013 Plan (the Effective Date). No future grants of awards of Common Stock will be made under the 2010 Plan. Additionally, pursuant to the 2013 Plan, the number of authorized shares of Common Stock remaining available for issuance under the 2010 Plan at the Effective Date, plus the number of shares of Common Stock relating to awards under the 2010 Plan outstanding at the Effective Date that subsequently are forfeited, expire, terminate or otherwise lapse or are settled for cash (in whole or in part), are to be included in the shares of Common Stock available for issuance under the 2013 Plan. Shares of Common Stock that were previously available for issuance under the 2010 Plan but that, as of the Effective Date, will be available for issuance under the 2013 Plan are herein referred to as the “Carryover Shares.”

Consequently, in accordance with General Instruction E to Form S-8:

1.	Pursuant to this Amendment, the August 2010 Registration Statement is being amended on a post-effective basis to deregister the 7,000,000 shares of Common Stock that comprise all the Carryover Shares available for issuance under the 2013 Plan and to describe the transfer of the Carryover Shares from the 2010 Plan to the 2013 Plan;

2.	The Carryover Shares will be included in the New Registration Statement (as defined below); and

3.	Contemporaneously with the filing of this Amendment, AIG is filing a Registration Statement on Form S-8 (the New Registration Statement) to register the offer and sale under the 2013 Plan of 52,000,000 shares of Common Stock, comprising (i) 45,000,000 newly registered shares, plus (ii) 7,000,000 Carryover Shares.

The August 2010 Registration Statement will remain in effect to cover the potential issuance of shares of Common Stock that remain subject to outstanding awards under the 2010 Plan. However, upon the forfeiture, expiration, termination, lapse or cash settlement (in whole or in part), of awards granted under the 2010 Plan, the Common Stock underlying such awards will become available for issuance under the 2013 Plan. From time to time, AIG intends to file additional post-effective amendments to the August 2010 Registration Statement to carry over such additional shares for issuance under the 2013 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective No. 1 to the Registration Statement (File No. 333-168679) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of May, 2013.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ ROBERT H. BENMOSCHE
Name: Robert H. Benmosche
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ ROBERT H. BENMOSCHE (Robert H. Benmosche)	President, Chief Executive Officer and Director (Principal Executive Officer)	May 15, 2013

/S/ DAVID L. HERZOG (David L. Herzog)	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2013

/S/ DON W. CUMMINGS (Don W. Cummings)	Vice President and Controller (Principal Accounting Officer)	May 15, 2013

* (Christopher S. Lynch)	Director	May 15, 2013

* (Arthur C. Martinez)	Director	May 15, 2013

* (George L. Miles, Jr.)	Director	May 15, 2013

* (Henry S. Miller)	Director	May 15, 2013

Signature	Title	Date

* (Robert S. Miller)	Director	May 15, 2013

* (Suzanne Nora Johnson)	Director	May 15, 2013

* (Ronald A. Rittenmeyer)	Director	May 15, 2013

* (Douglas M. Steenland)	Director	May 15, 2013

* By:	/s/ ROBERT H. BENMOSCHE
Name: Robert H. Benmosche
Title: Attorney-in-Fact